Exhibit 99.1
FOR IMMEDIATE RELEASE
TUESDAY, AUGUST 9, 2011
CARE INVESTMENT TRUST INC. ANNOUNCES
SECOND QUARTER 2011 RESULTS
Company to Host Conference Call to Discuss Quarterly Results
2011 Second Quarter Highlights
•	Declared dividend of $0.135 per share

•	Announced FFO and AFFO per share for the second quarter of 2011 of $0.19 and $0.14, respectively

•	Increased cash and cash equivalents to approximately $13.9 million at the end of the second quarter 2011
NEW YORK — August 9, 2011 — Care Investment Trust Inc. (OTCQX: CVTR) (“Care” or the “Company”), a real estate investment and finance company that invests in healthcare-related real estate, today reported financial results for the second quarter ended June 30, 2011 and announced that it has declared a quarterly dividend of $0.135 per share for the second quarter of 2011.
The Company reported net income of approximately $1.1 million, or $0.11 and $0.10 per basic and diluted share, respectively. Net income was impacted by a non-cash depreciation charge from the Company’s real estate investments of approximately $0.9 million.
Funds From Operations (FFO) for the second quarter of 2011 were approximately $2.0 million, or $0.19 per basic and diluted share. Adjusted Funds From Operations (AFFO) amounted to approximately $1.4 million, or $0.14 per basic and diluted share. FFO is computed by adding back to net income (loss) the Company’s share of depreciation and amortization of real estate related to Care’s investment in the Bickford properties. AFFO reflects additional adjustments for other non-cash income and expense items including stock issued to related parties and straight-lining of lease revenue. These adjustments are detailed in the attached Reconciliation of Non-GAAP Financial Measures.

Care Investment Trust Inc.
Portfolio Activity
Wholly-owned and Partially-owned Real Estate
Wholly-owned real estate totaled approximately $110.4 million at June 30, 2011, consisting of investments in 14 assisted and independent living and alzheimers’ facilities, all of which were net leased. In addition, Care had real estate investments in partially-owned entities of approximately $29.4 million at the end of the second quarter 2011, consisting of investments in equity interests in limited liability entities owning nine medical office buildings as well as a joint venture which consists of a single independent living facility following the sale of three properties during the second quarter of 2011.
Loan Portfolio
Net investments in loans were approximately $7.0 million as of June 30, 2011. The weighted average spread on the remaining loan investment, which is floating-rate, at June 30, 2011 was 4.02 percent over one-month LIBOR and is scheduled to mature on August 19, 2011, as extended. The effective yield on our loan investment was 4.21 percent for the quarter ended June 30, 2011.
Operating Activities
Care generated total revenue of approximately $3.5 million during the 2011 second quarter which included rental revenue of approximately $3.3 million and interest income from investments in loans of approximately $0.2 million.
The Company incurred approximately $2.3 million in operating expenses during the three months ended June 30, 2011, which included approximately $0.1 million in base services fees, approximately $0.2 million in incentive fees to our advisor, TREIT Management, LLC, and approximately $1.2 million in marketing, general and administrative expenses. General and Administrative expenses consist of fees for professional services, including audit, legal and investor relations; directors & officers and other insurance; general overhead costs for the Company and employee salaries and benefits as well as fees paid to our directors. The Company recognized approximately $0.4 million in employee compensation expense during the three months ended June 30, 2011, which did not occur during the comparable period in 2010 when the Company was externally-managed and did not have any employees. Care also incurred approximately $0.9 million of depreciation and amortization expense relating to its investment in the Bickford properties.
Care recognized income from investments in partially-owned entities of approximately $1.4 million for the three months ended June 30, 2011. As a result of the new economic terms of our Cambridge investment (as outlined in the Omnibus Agreement dated April 15, 2011), the Company will receive a preferential distribution of cash flow from operations with a target distribution rate of 12% of its $40 million fixed dollar investment with any cash flow from operations in excess of the target distribution rate being retained by Cambridge, and will no longer recognize 85% of the operating income or loss (after depreciation and amortization) with respect to the Cambridge portfolio. Accordingly, the income from investments in partially-owned entities for the three month period ended June 30, 2011 included income from Cambridge of $1.2 million to reflect our preferential payment for the three months ended June 30, 2011. We also recognized our share of equity income in the SMC properties of approximately $0.2 million for the three months ended June 30, 2011.
Interest expense totaled approximately $1.4 million for the three months ended June 30, 2011, which related primarily to the mortgage debt incurred to finance the acquisition of the Bickford properties. The effective interest rate for the second quarter of 2011 on the Company’s mortgage debt borrowings incurred to finance the acquisition of the Bickford properties was 6.88 percent.

Care Investment Trust Inc.
Liquidity and Funding
At June 30, 2011, Care had approximately $13.9 million in cash and cash equivalents. During the second quarter 2011 the Company received proceeds of approximately $6.2 million from the sale of three of the four properties in its SMC investment.
Conference Call Details
Care will host a conference call on Tuesday, August 9, 2011, at 11:00 a.m. Eastern Time to discuss the second quarter results. The call may be accessed live by dialing (888) 549-7880 or by visiting the Company’s website at www.carereit.com.
Investors may access a replay by dialing (800) 406-7325, passcode 4464071, which will be available through August 16, 2011. The webcast replay will also be archived in the “Investor Relations” section of the Company’s website.
About Care Investment Trust
Care Investment Trust Inc. is a real estate investment and finance company that invests in healthcare-related real estate.
Safe Harbor Statement
This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks, uncertainties and contingencies, many of which are beyond Care Investment Trust Inc.’s control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “target,” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting Care Investment Trust Inc.’s businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements in addition to those factors specified in Care Investment Trust Inc.’s Annual Report on Form 10-K, as well as Care Investment Trust Inc.’s Quarterly Reports on Form 10-Q. Care Investment Trust Inc. is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.
Funds from Operations and Adjusted Funds from Operations
Funds From Operations, or FFO, which is a non-GAAP financial measure, is a widely recognized measure of REIT performance. We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts, or NAREIT, which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we do.
The revised White Paper on FFO, approved by the Board of Governors of NAREIT in April 2002 defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of properties, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures.

Care Investment Trust Inc.
Adjusted Funds from Operations
Adjusted Funds From Operations, or AFFO, is a non-GAAP financial measure. We calculate AFFO as net income (loss) (computed in accordance with GAAP), excluding gains (losses) from debt restructuring and gains (losses) from sales of property, plus the expenses associated with depreciation and amortization on real estate assets, non-cash equity compensation expenses, the effects of straight lining lease revenue, excess cash distributions from the Company’s equity method investments and one-time events pursuant to changes in GAAP and other non-cash charges. Proportionate adjustments for unconsolidated partnerships and joint ventures will also be taken when calculating the Company’s AFFO.
We believe that FFO and AFFO provide additional measures of our core operating performance by eliminating the impact of certain non-cash expenses and facilitating a comparison of our financial results to those of other comparable REITs with fewer or no non-cash charges and comparison of our own operating results from period to period. The Company uses FFO and AFFO in this way, and also has used AFFO as a performance metric in the Company’s executive compensation program. The Company also believes that its investors also use FFO and AFFO to evaluate and compare the performance of the Company and its peers, and as such, the Company believes that the disclosure of FFO and AFFO is useful to (and expected of) its investors.
However, the Company cautions that neither FFO nor AFFO represent cash generated from operating activities in accordance with GAAP and they should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating FFO and / or AFFO may differ from the methodologies employed by other REITs to calculate the same or similar supplemental performance measures, and accordingly, our reported FFO and / or AFFO may not be comparable to the FFO and AFFO reported by other REITs.
For more information on the Company, please visit the Company’s website at www.carereit.com
-Financial Tables to Follow-
FOR FURTHER INFORMATION:
AT CARE INVESTMENT TRUST:

Salvatore V. (Torey) Riso Jr.	Steven M. Sherwyn
President & Chief Executive Officer	Chief Financial Officer & Treasurer
(212) 446-1414	(212) 446-1407
triso@carereit.com	ssherwyn@carereit.com

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Condensed Consolidated Statement of Operations (Unaudited)
(dollars in thousands — except share and per share data)

	Three Months	Three Months	Six Months	Six Months
	Ended	Ended	Ended	Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
	(Successor)	(Predecessor)	(Successor)	(Predecessor)
Revenue:
Rental income	$3,276	$3,187	$6,552	$6,401
Income from investments in loans	198	403	443	1,147

Total Revenue	3,474	3,590	6,995	7,548

Expenses
Base management and services fees and buyout payments to related party	99	375	203	8,304
Incentive fee to related party	176	—	481	—
Marketing, general and administrative (including stock-based compensation of $15 and $49 and $45 and $113, respectively)	1,202	2,367	2,340	4,183
Depreciation and amortization	868	841	1,736	1,683
Realized gain on sales and repayments of loans	—	—	—	(4)
Adjustment to valuation allowance on loans held at LOCOM	—	(84)	—	(829)

Operating Expenses	2,345	3,499	4,760	13,337

(Income) or loss from investments in partially-owned entities, net	(1,384)	876	(771)	1,459
Net unrealized (gain) or loss on derivative instruments	—	(310)	255	268
Impairment of investments	77	—	77	—
Interest income	(5)	(31)	(8)	(79)
Interest expense including amortization and write-off of deferred financing costs	1,374	1,458	2,728	2,895

Net income (loss)	$1,067	$(1,902)	$(46)	$(10,332)

Net income or (loss) per share of common stock
Net income (loss), basic	$0.11	$(0.06)	$(0.00)	$(0.34)

Net income (loss), diluted	$0.10	$(0.06)	$(0.00)	$(0.34)

Weighted average common shares outstanding, basic(1)	10,149,562	30,344,489	10,145,018	30,326,975

Weighted average common shares outstanding, diluted(1)	10,167,272	30,344,489	10,145,018	30,326,975

Dividends declared per common share	$0.135	$—	$0.135	$—

(1)	The weighted average common shares outstanding basic and diluted for the three and six months periods ended June 30, 2010 are adjusted to reflect the Company’s three-for-two stock split announced in September 2010. The periods above exclude the dilutive effect of warrants convertible into 652,500 shares because the exercise price was more than the average market price. Also excluded are operating partnership units issued to Cambridge that were held in escrow through April 14, 2011 and were reduced and restructured per the terms of the Omnibus Agreement such that the OP Units are no longer convertible into Care common stock.

Care Investment Trust Inc.
Care Investment Trust Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(dollars in thousands — except share and per share data)

	For the three months ended		For the six months ended
	June 30, 2011		June 30, 2011
	FFO	AFFO	FFO	AFFO
Net income (loss)	$1,067	$1,067	$(46)	$(46)
Add:
Depreciation and amortization from partially-owned entities	—	—	2,601	2,601
Depreciation and amortization on owned properties	854	854	1,708	1,708
Amortization of above-market leases	—	52	—	104
Stock-based compensation to directors	—	—	—	30
Stock issued to related parties	—	61	—	61
Straight-line effect of lease revenue	—	(594)	—	(1,188)
Excess cash distributions from the Company’s equity method investments	—	—	—	1
Change in the obligation to issue OP Units	—	—	—	255

Funds From Operations and Adjusted Funds From Operations	$1,921	$1,440	$4,263	$3,526

FFO and Adjusted FFO per share basic	$0.19	$0.14	$0.42	$0.35

FFO and Adjusted FFO per share diluted	$0.19	$0.14	$0.42	$0.35

Weighted average common shares outstanding — basic(1)(2)	10,149,562	10,149,562	10,145,018	10,145,018
Weighted average common shares outstanding — diluted(1)(2)	10,167,272	10,167,272	10,153,922	10,153,922

(1)	The weighted average common shares outstanding basic and diluted for the three and six months periods ended June 30, 2011 exclude the dilutive effect of warrants convertible into 652,500 shares because the exercise price was more than the average market price.

(2)	Excludes operating partnership units issued to Cambridge that were held in escrow through April 14, 2011 and were reduced and restructured per the terms of the Omnibus Agreement such that the OP Units are no longer convertible into Care common stock.